Exhibit 10.1

EMPLOYMENT AND CONFIDENTIALITY
AGREEMENT

THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (the "Agreement") is made and entered into as of   November 2, 2011  (the "Effective Date")  by and between COMMUNITY WEST BANK, National Association (the “Bank”) and its parent company, COMMUNITY WEST BANCSHARES, a California corporation (the "Parent") of which the Bank is a wholly owned subsidiary and MARTIN E. PLOURD (the "Executive").

WITNESSETH:

WHEREAS, the Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted, with its principal place of business located at 445 Pine Street, Goleta, California 93117;

WHEREAS, the Bank desires to avail itself of the skill, knowledge and experience of Executive;

WHEREAS this Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A and the Emergency Economic Stabilization Act and the American Recovery and Reinvestment Act and all federal and state regulations promulgated thereunder (collectively, the “TARP Regulations”). Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A and the TARP Regulations.

WHEREAS, the parties hereto desire to enter an agreement to specify the terms of Executive's employment by the Bank and Parent;

NOW, THEREFORE, in consideration of the representations, warranties, and mutual covenants set forth in this Agreement, the following terms and conditions shall apply to Executive's employment with the Bank and the Parent on and after the Effective Date:

1.             ARTICLE 1- EMPLOYMENT AND TERM

1.1. Employment. The Bank shall employ Executive as the Bank's President and Chief Executive Officer (the "Position"), and Executive accepts such employment, in accordance with the terms and conditions set forth in this Agreement. The place of Executive's employment under this Agreement shall be in Goleta, California, at a location determined by the Board of Directors of the Bank (the "Board of Directors").

1.2. Term. The term of employment under this Agreement ("Term") shall commence on the Effective Date and end on December 31, 2014, subject to early termination, provided in Article 4, below.

1.3. Renewal.   Upon the expiration of the Term, Executive's employment under this Agreement shall automatically renew for a successive period of twelve (12) months (the "Renewal Term"), and upon expiration of any subsequent Renewal Term shall automatically renew for a successive period of twelve (12) months; unless, at least three (3) months before the expiration of any preceding Term or Renewal Term, either (a) the Board provides written notice of non-renewal to Executive; or, (b) Executive provides written notice of non-renewal to the Bank.

1.4. Policies and Regulations. Executive shall observe, comply with and be bound by all of the policies, rules and regulations established by the Bank with respect to its executives and otherwise, all of which policies, rules and regulations are subject to change by the Bank from time to time.

2.             ARTICLE 2 - DUTIES OF EXECUTIVE

2.1. Powers. At all times Executive shall be empowered by and subject to the powers and authority of the Board of Directors and the Bank's shareholders. Executive shall report directly to the Board of Directors.

2.2. Duties.

(a) President of Bank.   Executive shall have direct responsibility for the management of the Bank's activities. Executive agrees to render services and perform the duties and acts of President and Chief Executive Officer (the "Duties") in connection with all aspects of the Bank's business as may be required by the Board of Directors. Executive shall perform these Duties, and the Specific Duties as defined below, faithfully, diligently, to the best of Executive's ability and in the best interests of the Bank, consistent with the highest standards of the banking industries and in compliance with all applicable laws, rules, regulations, and policies applicable to the Bank, including, but not limited to, the  National Bank Act and Federal Deposit Insurance Act, as amended, and all regulations thereunder, and the Bank's Articles of Association and Bylaws.

(b) Vice President of Parent. Executive also shall have the position of Vice President of the Parent. Executive agrees to render services and perform the duties and acts of Vice President of the Parent as may be required and directed by the Board of Directors of the Parent.

2.3. Specific Duties. Without limiting any of Executive's Duties and obligations under Section 2.2, above, Executive agrees to undertake and perform all duties required of the Position  ("Specific Duties"), including, but not limited to:

(a) Develop a management plan that recognizes the importance of following the laws and regulations of the Officer of the Comptroller of the Currency and a system to monitor compliance of the same;

(b) Develop, with the advice and counsel of the Bank's senior management and its Board of Directors, the overall goals, policies and operating plans for the Bank, which "Goals" shall be submitted to the Board of Directors in writing, for approval;

(c) Represent the Bank in its relationship with competitors, governmental agencies and outside counsel as necessary;

(d) Ensure that the Bank policies are uniformly disseminated, understood, and properly interpreted and administered by subordinates;

(e) Cause the implementation of procedures designed to improve and thereafter maintain the adequacy and soundness of the Bank's financial structure, establish effective control techniques which permit the appropriate delegation of responsibility and authority to satisfy the Bank's fiscal needs and to conserve the assets entrusted to the Bank;

(f) Approve staffing levels and salary considerations on behalf of the Bank;

(g) Prescribe specific limitations on the authority of all subordinates regarding the Bank policies and procedures, contractual commitments, expenditures and personnel actions;

(h) Review and approve appointments, employment, transfers, or termination of all key executives for the Bank;

(i) Assume a leadership role in community affairs and local organizations, and maintain positive relationships with local businesses and other senior bank officers, with the objective to promote public relations which may lead to business development activities on behalf of the Bank;

(j) Develop, in consultation with the Board of Directors, and implement programs to encourage the successful future management of the Bank (Succession Planning); and

(k) Serve as a member of the Bank's Board of Directors, Director's Loan Committee and other such committees as determined by the Board of Directors of Bank.

2.4. Conflict of Interests. Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank's or the Parent’s interests. Further, Executive shall not engage in any activity that would impair Executive's ability to act and exercise independent judgment in the best interests of the Bank.

2.5. Exclusive Services. During employment by the Bank, Executive shall not, without the express prior written consent of the Board of Directors, engage directly or indirectly in any outside employment or consulting of any kind, whether or not Executive receives remuneration for such services.  Nothing in this Section 2.5 shall prohibit Executive from providing volunteer services (the "Volunteer Services") through established non-profit or charitable organizations in furtherance of such organization's purposes, so long as such Volunteer Services do not materially interfere with Executive's performance of his duties and obligations under this Agreement.

3.             ARTICLE 3 - COMPENSATION.   As the total consideration for the services that Executive  renders under this Agreement, and except to the extent limited by applicable federal and state law, rule or regulation, including but not limited to the TARP Regulations as then applicable to the Bank (if at all), Executive shall be entitled to the following:

3.1. Base Salary.  Effective on the Effective Date, the Bank shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year (the “Base Salary”), less income tax and other applicable withholdings. During January of each year during the Term and any Renewal Term, the Board of Directors shall review the Base Salary payable to Executive under this Agreement and shall determine, in its sole discretion, whether or not to adjust such salary. Any such adjustment shall be effective as of the first day of such calendar year and shall thereafter be the new “Base Salary.” Nothing in this Section 3.1 shall obligate the Bank to increase the Base Salary payable to Executive as a result of any such review; provided that in no event shall the Bank reduce the Base Salary payable to Executive as a result of such review. Base Salary shall be paid in accordance with the Bank's regular payroll practices.

3.2. Annual Bonus. Subject to Exhibit “C” which is incorporated into this Agreement by reference, Executive shall be eligible to receive an annual bonus, at an amount, if any, as determined by the Board of Directors in its sole discretion. If it is determined that a bonus will be paid Executive for any calendar year, the bonus will be paid at or near the close of the calendar year, but no later than thirty (30) days after year-end. Executive acknowledges and agrees that nothing in this Agreement or the Bank's general policies shall require the Bank to pay Executive a bonus for any year, to pay Executive a bonus in particular amount for any year, or to pay Executive a bonus by reason of the Bank's payment of a bonus to any other executives of the Bank.  No such bonus if awarded to Executive by the Board of Directors shall be deemed earned by and payable to Executive until such date as expressly determined by the Board of Directors.

3.3. Stock Options.  Executive shall be granted an option to purchase sixty thousand (60,000) options of the Common Stock of the Parent (the Common Stock”) on the Effective Date at the exercise price equal to 100% of the fair market value of the Common Stock on the Effective Date in accordance with the terms and conditions of the Parent's 2006 Stock Option Plan (the " Option Plan").  Executive shall be eligible to receive additional options to purchase Common Stock, in an amount, if any, determined by the Board of Directors of Parent, in its sole discretion.

(a) Vesting Schedule. Executive's interest in the foregoing options (the "Options") shall vest as to twelve thousand (12,000) shares per year on each anniversary of the date of grant of the Options over a period of five (5) years from the date of grant of the Options and shall expire on the tenth (10th) anniversary of the date of grant (“Option Expiration Date”), provided, however, that if the vesting of the foregoing Options in any particular year would constitute a violation of the TARP Regulations, the Options shall not vest in such year and the vesting of such Options shall be extended one year for each year the vesting of the Options are prohibited under the TARP Regulations; and provided, further, that any Options that have not vested on or before the Option Expiration Date shall terminate as of the Option Expiration Date.

(b) Acknowledgement. Executive acknowledges that (i) under the Option Plan the exercise price of the Options will be the per share fair market value of the Common Stock as of the date of grant of the Options and (ii) Executive has read, reviewed and is familiar with the terms and conditions of the Option Plan and the form of the Option Agreement under which the Options will be granted to Executive.

(c) Adjustment of Option Shares.  The foregoing number of shares covered by any Option shall be appropriately adjusted in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or similar change in the capital structure of the Bank that occurs after the Effective Date of this Agreement in accordance with the terms of the Option Plan and Option Agreement.

3.4. Deferred Compensation.

(a) Deferred Compensation. The Bank hereby establishes a balance sheet liability account for the benefit of Executive (the “Deferred Account” or “Deferral Account”).   The provisions of this Section 3.4 shall control all obligations of the Bank with respect to all amounts credited to the Deferral Account.

(i) Fourth Quarter 2011. After December 1, 2011 but prior to December 31, 2011, the Bank shall credit to the Deferral Account One Hundred Thousand Dollars ($100,000.00).

(ii) Monthly Credits. Subject to the provisions of Section 3.4(b)(iii) below, beginning with the Effective Date hereof and continuing throughout the Term and any Renewal Term of this Agreement, the Bank shall credit to the Deferral Account on the last day of each calendar month an additional amount equal to one percent (1%) of Executive's Base Salary; provided that in no event shall the Bank be obligated to credit any amount to the Deferral Account with respect to any month unless Executive is employed by the Bank under this Agreement as of the last day of such calendar month,  and provided that all such credits to the Deferral Account shall cease upon Executive attaining the age of sixty six (66) years.

(iii) No Credit During Disability. Notwithstanding anything in this Agreement to the contrary, the Bank shall not be obligated to credit any amount to the Deferral Account under Section 3.4(a)(ii) above or Section 3.4(c)(iii) below with respect to any period during which Executive is disabled (as defined in Section 4.6 below). Notwithstanding the foregoing, interest shall accrue on the balance of the Deferral Account during any period during which Executive is disabled.

(b) Interest Accrual. The Bank shall credit to the Deferral Account at the end of each calendar month, interest on the balance of the Deferral Account at a rate equal to the then current rate offered by the Bank on a six (6) month certificate of deposit on an annualized basis. Interest shall continue to accrue on the balance in the Deferral Account so long as any amounts remain credited to the Deferral Account and unpaid to Executive.

(c) Payment of Deferral Amounts.

(i) No Payment if Termination of Employment Prior to Age 65 . Except as provided in Section 3.4(d) below, if Executive's employment under this Agreement terminates for any reason other than only Executive's death or disability prior to the date on which he attains age sixty five (65), the Bank shall have no obligation to pay any amount to Executive with respect to any amounts credited to the Deferral Account.

(ii) Payment After Age 66. Subject to the provisions of Section 3.4(c)(i), above, at such time as Executive attains age sixty-six (66), whether or not he is then employed with the Bank, the Bank shall make payments to Executive with respect to amounts credited to the Deferral Account as follows:

(A)  On the first day of the first calendar month after Executive attains age sixty-six (66), the Bank shall pay to Executive the entire balance of the Deferral Account.   Executive may change the amount and the time for payment of any amounts under this Section 3.4(c)(ii)(A) so long as such change is made in compliance with the election and other requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(B) The parties intend that the provisions of Section 3.4(c)(ii)(A) provide for the payment of the Deferred Account balance at a specified time (or pursuant to a fixed schedule) within the meaning of Section 409A(a)(2)(A)(iv) of the Code.  Such series of payments is to be treated, at all times and for all purposes, as an entitlement to a series of separate payments.

(iii) Payment on Executive's Disability. If the Bank terminates this Agreement by reason of Executive's disability (as defined in Section 4.6 below), the Bank shall pay to or on behalf of Executive the sum of Ten Thousand Dollars ($10,000.00) per month until all amounts credited to the Deferral Account have been paid to or for the account of Executive. Notwithstanding the foregoing, once Executive attains age sixty six (66), the amounts payable by the Bank to Executive shall be determined under Section 3.4(c)(ii) above and not this Section 3.4(c)(iii). If Executive dies after the Bank has commenced paying his amounts under this Section 3.4(c)(iii), the Bank shall pay to Executive's Designated Heirs (as defined below) in accordance with the provisions of Section 3.4(c)(iv), below, the balance in the Deferred Account on the date of Executive's death.  Executive may change the amount and the time for payment of any amounts under this Section 3.4(c)(ii)(A) so long as such change is made in compliance with the election and other requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(iv) Payment on Executive's Death. If Executive dies prior to the Bank's payment to Executive of all amounts credited to the Deferral Account, the entire balance of the Deferral Account on the date of Executive's death shall be paid by the Bank to Executive's Designated Heirs (as defined below) within thirty (30) days after the later of (A) the date of the delivery to the Bank of written notice of Executive's death or (B) the date on which the Bank receives a court order or written instructions from legal counsel for Executive or Executive's estate reasonably acceptable to the Bank authorizing and confirming the payment of the account balance to the Designated Heirs. Set forth in Exhibit A hereto is a schedule of Executive's heirs (the "Designated Heirs") for purposes of this Agreement. Executive may change the Designated Heirs at any time and from time to time; provided that the Bank shall not be bound by any change to the Designated Heirs unless and until the Bank has received written notice of the change.  Upon receipt of such notice, Exhibit A shall be deemed amended as provided in said notice.

(v) Termination of Payment Obligation. The Bank shall have no obligation to pay Executive any amounts under this Section 3.4(c) on or after the date on which the Bank has paid to Executive the entire amount credited to the Deferral Account.

(vi) Performance of Services. All amounts credited to the Deferral Account under this Section 3.4 are deemed credited with respect to services performed or to be performed by Executive under this Agreement after the Effective Date.

(d) Vesting on Change in Control, Termination Without Cause or on Non-Renewal, or Termination by Executive for Good Reason,. On the occurrence of: (i) a Change in Control as per Section 4.7(a), below; or (ii) a termination by the Bank Without Cause or (iii) on Non-Renewal as per Section 4.2, below; or (iv) a termination by Executive for Good Reason as per Section 4.7(d), below (collectively (i), (ii), (iii) and (iv) of this Section are the "Vesting Events"), Executive's interest in the total amount credited to the Deferral Account as of the date of any one of the Vesting Events shall become fully vested. The Bank shall pay to Executive the entire balance of the Deferral Account on the first day of the month following said Vesting Event.

(e) Tax Election. To the extent that this Agreement or the provisions of this Section 3.4 constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, Executive hereby makes an irrevocable election as to the payment of any deferred compensation in accordance with the provisions of this Section 3.4.

(f) Status of Deferred Account. Executive agrees that the Bank shall establish and maintain the Deferral Account only as a balance sheet liability account and that the Bank shall have no obligation to deposit or maintain any cash or other assets in a separate or segregated account for the benefit of Executive.

3.5. 401K Plan. Subject to Executive's compliance with the eligibility and other terms and conditions of the Bank's 401K Plan (the "401(k)"), Executive shall be eligible to participate In the Bank's 401(k).

3.6. Bank Executive Benefits. Subject to Executive's satisfaction of any eligibility requirements, Executive shall be eligible to participate in the Bank's employee health benefit plans, for both Executive and family (including medical, dental, vision, prescription plan, life insurance, and short-term disability benefits) generally provided by the Bank to its senior executives (the “Executive Benefits”). In all events, the Bank's liability to Executive relative to benefits to be afforded under this Section 3.6 shall be limited to the amount of premiums payable by the Bank to obtain the coverage(s) contemplated herein. Nothing in this Section 3.6 or any other provision of this Agreement shall prohibit the Bank from, or limit the right of the Bank to, changing or modifying the terms of any of the foregoing employee benefit plans or terminating any of such plans and the Executive Benefits thereunder.

3.7. Vacation. Executive shall be entitled to vacation time of four (4) weeks per year, provided however that, during each year of the Term or Renewal Term(s), Executive is required to and shall take at least two (2) weeks of said vacation (the " mandatory vacation"), which shall be taken consecutively. Executive shall be entitled to accumulate up to six (6) weeks of accrued vacation, after which additional vacation will not accrue. The Bank shall not be obligated to pay or reimburse Executive at the end of any calendar year any amount for any unused vacation time. The Bank shall pay or reimburse Executive at the end of the Term or any Renewal Term after which there is no further Renewal Term, for any unused vacation time.

3.8. Relocation & Temporary Housing Allowance.  Inasmuch as Executive currently resides more than 100 miles from Employer's principal place of business, the Bank shall pay to or on behalf of Executive the sum of Twenty Six Thousand Dollars ($26,000.00) to reimburse him for relocation expenses and temporary housing as a one-time payment payable within ten (10) days of the Effective Date hereof.

3.9.  Reimbursement for Expenses. The Bank shall reimburse Executive for any and all reasonable business expenses incurred by Executive on behalf of the Bank in the performance of this Agreement, subject to approval of such expenditures as determined by the Board of Directors ("Business Expenses"). A reimbursable Business Expense shall be of a nature qualifying it as a proper business expense deduction on the federal and state income tax returns of the Bank.  Executive must be able to furnish adequate records and other documentary evidence as may be required by Federal and State statutes.

3.10  Automobile Allowance.  The Bank shall pay to or on behalf of Executive an amount of Eight Hundred Dollars ($800.00) per month as a non-accountable business expense to cover costs of Executive operating his automobile on Employer's business.

3.11 Compliance with TARP Regulations.  Notwithstanding anything in this Agreement to the contrary, during the TARP Period (as hereafter defined), the following provisions relating to Executive’s compensation shall apply:

(a)	No Golden Parachute Payments. The Parent and the Bank are prohibiting any Golden Parachute Payment to Executive during any TARP Period.

(b)
Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to Executive during a TARP Period is subject to recovery or “clawback” by the Parent and/or the Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(c)
Modification of Benefit Plans.  In connection with the Parent’s obligations under the TARP Regulations to  review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Parent, to the extent any such review requires revisions to any benefit plan with respect to Executive, Executive and the Parent and the Bank (to the extent applicable) agree to negotiate such changes promptly and in good faith.

(d)
Applicable Definitions.  Capitalized terms used in this Section 3.11 and not defined shall have the meaning set forth in the TARP Regulations. The term “TARP Period” means the period beginning with the TARP recipient’s receipt of any financial assistance and ending on the last date upon which any obligation arising from financial assistance remains outstanding (disregarding any warrants to purchase common stock of the TARP recipient that the Treasury may hold).

(e)	Application of Other Federal and State Regulation. Nothing in this Section 3.11 is intended to limit the applicability of other state and federal laws and regulations.

(f)	Exhibit C. Exhibit C shall also apply.

4.             ARTICLE 4 - TERMINATION.

4.1. Termination. Notwithstanding anything to the contrary herein, the Bank may terminate this Agreement at any time and for any reason, with or Without Cause, in accordance with the provisions of this Section 4. Except as otherwise specifically provided in this Agreement, such termination shall be effective either immediately upon receipt of notice of termination by Executive from the Bank or at such later date as the Bank may specify in the notice of termination. Notwithstanding anything in this Agreement to the contrary, the Bank shall have no obligation to continue Executive's employment under this Agreement for any period or any particular period.

4.2. Termination by the Bank Without Cause or on Non-Renewal.  If during the Term or Renewal Term, the Bank terminates this Agreement Without Cause or does not renew the Term or any Renewal Term, the following provisions shall apply:

(a) Notice Period. The Bank shall provide Executive at least three (3) months written notice of (i) the Bank's termination of Executive's employment under this Agreement Without Cause or, (ii) the Bank's decision not to renew the Agreement ("Notice Period").

(b) Compensation.

(i) During Notice Period. During the Notice Period, Executive shall continue to receive the then applicable Base Salary and benefits specified in this Agreement and shall continue to perform the Duties and Specific Duties of employment as defined under the Agreement.

(ii) Severance Compensation. Subject to Section 3.11 and Exhibit C hereto the Bank shall pay to or on behalf of Executive one (1) year's Base Salary. The foregoing salary and benefits may be paid, at the Bank’s option, in monthly installments over such one-year period in accordance with the Bank's normal practices.

(iii) Deferred Compensation. If applicable, the Bank shall pay to Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), herein.

(c) Benefits.

(i) After the effective date of the termination of this Agreement all Executive Benefits available under Section 3.6 above (the "Benefits"), shall be continued by the Bank, contingent upon and subject to Executive's COBRA election described under Section 4.2(c)(ii) hereof,  with the Bank to pay the premium cost for the first eighteen (18) months, and Executive to pay the premium cost thereafter. Such Benefits to continue until the earliest of (A) the expiration of the longer of either eighteen (18) months following the effective date of the termination of Executive's employment under this Agreement or any continuation or coverage period specified by applicable law, or (B) the date Executive becomes covered under any other group health plan not maintained by the Bank or any of its subsidiaries, or (C) Executive provides notice to the Bank or the COBRA provider to discontinue the Benefits. Executive shall use his commercially reasonable efforts to promptly notify the Bank of the occurrence of an event described in clause (B) or (C) of the preceding sentence.

(ii) In the event Executive is required to make an election under Executive Retirement Income Security Act of 1974 Sections 601 et. seq. ("COBRA") to qualify for the Benefits, the Bank's obligation hereunder shall be conditioned upon Executive's making a timely election.

(d) Without Cause.

Without Cause as used in this Agreement means a termination for a reason other than:(i)  For Cause under Section 4.3;(ii)  based upon an Other Event under Section 4.4;  (iii)  upon the death of Executive under Section 4.5;  (iv)  upon the mental or physical disability of Executive under Section 4.6; (v)  a Change of Control under Section 4.7; and (vi)  a Good Reason under Section 4.7.

4.3. Termination by the Bank for Cause.   The Bank may terminate this Agreement at any time for "cause" (as defined below) by giving to Executive written notice of termination.

(a) Definition of Cause. For purposes of this Section 4.3, the term "cause" means and includes only:

(i) conviction of or confession by Executive to theft, fraud, or embezzlement against the Bank;

(ii) Executive's refusal or failure, after specific written notice and demand by the Bank, to diligently perform services for the Bank as required by Article 2 hereof;

(iii) Executive's breach or violation of any material written policy or regulation of the Bank, including, but not limited to, any written policy or regulation dealing with sexual harassment, discrimination based on age, sex, race, religion or other protected category, illicit drugs, and environmental protection matters;

(iv) Executive's willful breach or willful violation of any material law, rule or regulation (other than traffic violations or similar offenses) or final order of a court of competent jurisdiction applicable to the Bank or Executive;

(v) Executive's taking of any material action which requires the prior approval of the Board of Directors without such approval; and

(vi)  Executive's breach of or failure to perform any of his fiduciary duties to the Bank or the Parent or any of shareholders involving personal profit.

(b) Notice of Termination. Upon notice by the Bank to terminate this Agreement under Section 4.3(a) above, this Agreement shall terminate automatically and the Bank shall have no further obligation to give Executive any further notice of termination.

(c) Compensation.

(i) Earned Compensation. Executive shall have the right to receive Base Salary earned up to and including the date of termination of this Agreement under this Section 4.3 along with reimbursement of business expenses as per Section 3.9.

(ii) Deferred Compensation. If applicable, the Bank shall pay to Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), herein.

4.4. Termination by Executive Upon Other Event.

(a) Right to Terminate. Executive may terminate this Agreement at any time upon the occurrence of an Other Event (as defined below) by giving to the Bank sixty (60) days prior written notice of termination. Executive must deliver his notice of termination under this Section 4.4(a) within sixty (60) days after the occurrence of any Other Event specified below. Executive shall specify in reasonable detail in such notice of termination the basis for the claim that an Other Event has occurred and that the Bank has breached or failed to perform any of its material obligations or covenants. This notice of termination must set forth in reasonable detail the facts and circumstances that support Executive's claim of right to terminate this Agreement under this Section 4.4.

(b) Definition. For purposes of this Agreement the term "Other Event" shall mean and include: (i) the Bank's breach or failure to perform any of its material obligations or covenants under this Agreement, and either the Bank's failure to cure such breach or failure of performance within the 15-day period specified in Section 4.4(c), below, or the continuation of such breach or failure of performance after such 15-day period without Executive's written consent; and (ii) Good Reason (as defined in Section 4.7(d), below).

(c) Right to Cure. The Bank shall have an opportunity to cure said breach or failure of performance within fifteen (15) days of the Bank's receipt of written notice specifying the material breach and the opportunity for the Bank to resolve said breach; provided, however, that if the cure of such breach takes longer than fifteen (15) days and the Bank commences to cure within such fifteen (15) day period and diligently pursues such cure then Bank shall not be in breach.

(d) Compensation.

(i) During Notice Period. During the Notice Period, Executive shall continue to receive the then applicable Base Salary and benefits specified in this Agreement along with reimbursement of business expenses as per Section 3.9, and shall continue to perform the Duties and Specific Duties of employment as defined under the Agreement.

(ii) Severance Compensation. Subject to Section 3.11 and Exhibit C hereto Bank shall pay to or on behalf of Executive one (1) year's Base Salary. The foregoing salary and benefits may be paid, at the Bank’s option, in monthly installments over such one-year period in accordance with the Bank's normal practices.

(iii) Deferred Compensation. If applicable, the Bank shall pay to Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), herein.

(e) Benefits.

(i) After the effective date of the termination of this Agreement all Executive Benefits available under Section 3.6 above (the "Benefits"), shall be continued by the Bank, contingent upon and subject to Executive's COBRA election described under Section 4.2(c)(ii) hereof,  with the Bank to pay the premium cost for the first eighteen (18) months, and Executive to pay the premium cost thereafter. Such Benefits to continue until the earliest of (A) the expiration of the longer of either eighteen (18) months following the effective date of the termination of Executive's employment under this Agreement or any continuation or coverage period specified by applicable law, or (B) the date Executive becomes covered under any other group health plan not maintained by the Bank or any of its subsidiaries, or (C) Executive provides notice to Bank or the COBRA provider to discontinue the Benefits. Executive shall use his commercially reasonable efforts to promptly notify the Bank of the occurrence of an event described in clause (B) or (C) of the preceding sentence.

(ii) In the event Executive is required to make an election under Executive Retirement Income Security Act of 1974 Sections 601 et. seq. ("COBRA") to qualify for the Benefits, the Bank's obligation hereunder shall be conditioned upon Executive's making a timely election.

4.5. Termination on Death of Executive. This Agreement shall terminate automatically upon Executive's death.

(a)  Compensation. The Bank shall pay to Executive, his beneficiary or beneficiaries or Executive's estate, as the case may be:

(i) the Base Salary earned up to and including the date of termination of this Agreement under this Section 4.5 along with reimbursement of business expenses as per Section 3.9; and

(ii) the balance in the Deferral Account in accordance with the provisions of Section 3.4(c) above.

(b) Options.   Executive, his beneficiary or beneficiaries or Executive's estate, as the case may be shall have the right to exercise those stock options have already vested as of the date of termination of this Agreement under this Section 4.5, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.6. Termination on Mental or Physical Disability of Executive.

(a) Right to Terminate. If Executive is absent from work or found to be physically or mentally incapable of performing Executive's Duties and Specific Duties for a period of thirty (30) consecutive days, or a cumulative period of one hundred twenty (120) days in any one (1) calendar year, the Bank acting in good faith, may terminate this Agreement as of the termination date specified in a written notice of termination delivered to Executive, except that there is no minimum Notice Period requirement.

(b) Definition of Disability. For purposes of this Agreement only, Executive shall be considered disabled, and shall be considered to have a disability, if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer.

(c) Compensation.

(i) Earned Compensation. Executive shall have the right to receive Base Salary earned up to and including the date of termination of this Agreement under this Section 4.6 along with reimbursement of business expenses as per Section 3.9.

(ii) Deferred Compensation.  The Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c)(iii) above.

(d) Benefits.

Executive shall be entitled to receive the Benefits specified in Section 4.2(c), above, in accordance with and subject to the terms of such Section.

(e) Dispute re Disability. If there should be a dispute between the Bank and Executive as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist mutually agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such then by a physician or psychiatrist designated by the Santa Barbara County Medical Association.  Such physician or psychiatrist shall be instructed to make the determination in accordance with the definition of disability set forth in Section 4.6 hereof.

4.7. Termination on Change in Control.

(a) Right to Terminate. If within twelve (12) months following (a) a merger, consolidation or reorganization of the Bank or the Parent with or into another corporation or business entity immediately after which the shareholders of the Parent or the Bank immediately before the merger, consolidation or reorganization directly or indirectly, own less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity, or (b) upon a sale or other disposition of all or substantially all of the assets of the Parent or the Bank other than to a wholly owned subsidiary of the Parent or the Bank, or (c) the acquisition of more than fifty percent (50%) of the combined outstanding voting securities of the Parent or the Bank by any person or group of affiliated persons (other than as a result of the organization of a holding company for the Parent or the Bank) (collectively a "Change in Control "), (i) the Bank terminates this Agreement Without Cause, or does not renew the Term or any Renewal Term of this Agreement, or (ii) Executive terminates this Agreement under Section 4.4 above, the following provisions shall apply.

(b) Compensation.

(i) Earned Compensation. Executive shall have the right to receive Base Salary earned up to and including up to and including the date of termination of this Agreement under this Section 4.6.

(ii) Severance Compensation. If, within one (1) year after the occurrence of the Change in Control, Executive terminates his employment under this Agreement for Good Reason (as defined below) or the Bank terminates Executive's employment under this Agreement other than for cause (as defined in Section 4.3(a) above), subject to Section 3.11 and Exhibit C, the Bank shall pay to or on behalf of Executive one (1) year's Base Salary.  The foregoing salary shall be paid in monthly installments over such one-year period in accordance with the Bank's normal practices. This provision shall apply only if Executive terminates his employment for Good Reason or if the Bank terminates Executive's employment.

(iii) Deferred Compensation.  If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c) above.

(c) Benefits.

(i) After the effective date of the termination of this Agreement all Executive Benefits available under Section 3.6 above (the "Benefits"), shall be continued by the Bank, contingent upon and subject to Executive's COBRA election described under Section 4.2(c)(ii) hereof,  with the Bank to pay the premium cost for the first eighteen (18) months, and Executive to pay the premium cost thereafter. Such Benefits to continue until the earliest of (A) the expiration of the longer of either eighteen (18) months following the effective date of the termination of Executive's employment under this Agreement or any continuation or coverage period specified by applicable law, or (B) the date Executive becomes covered under any other group health plan not maintained by the Bank or any of its subsidiaries, or (C) Executive provides notice to the Bank or the COBRA provider to discontinue the Benefits. Executive shall use his commercially reasonable efforts to promptly notify the Bank of the occurrence of an event described in clause (B) or (C) of the preceding sentence.

(ii) In the event Executive is required to make an election under Executive Retirement Income Security Act of 1974 Sections 601 et. seq. ("COBRA") to qualify for the Benefits, the Bank's obligation hereunder shall be conditioned upon Executive's making a timely election.

(d) For Good Reason. For purposes of this Section 4.7, the term "Good Reason" shall mean and include only the occurrence of any of the following events:

(i) A material change occurs in the functions, duties, responsibilities, reporting relationship, location of work, reduction in Base Salary, and/or title of Executive which is not agreed to by Executive, provided that none of (A) a change in Executive's title following the merger or consolidation of the Bank or the Parent with or into any other corporation or entity or (B) a temporary change any of the matters described in this clause (i) for a period of no more than sixty (60) consecutive days as a result of Executive's incapacity or disability shall by itself constitute an event described in this clause (i); or

(ii) The Bank requires Executive to perform any function or duty, the performance of which would violate any material statute or public policy the violation of which could expose Executive to personal liability or which would have a material adverse effect on Executive's business reputation.

5.             ARTICLE 5- CONFIDENTIALITY AND NON-SOLICITATION.

5.1. Confidentiality and Trade Secrets. Executive acknowledges that, in the course of his employment with the Bank and the Parent, Executive will acquire information about the Bank's and the Parent’s borrowers and clients, terms and conditions of the Bank transactions, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Bank, the Parent and related companies, information contained in electronic or computer files, financial information, salary and wage information, and other information that is designated by the Bank, the Parent or its affiliates as confidential or that Executive knows or should know is confidential information provided by third parties and that the Bank, the Parent or its affiliates are obligated to keep confidential as well as other proprietary information of the Bank, the Parent or its affiliates (collectively, "Confidential Information").  Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank and the Parent. Executive agrees not to disclose any Confidential Information, either during the Term or thereafter, directly or indirectly, under any circumstances or by any means, to any third person or party without the prior written consent of the Bank.

5.2. Non-Solicitation of Executives. Except as permitted by the prior written consent of either the President/CEO of the Bank or the Chairman of the Board of Directors, during the one (1) year period following the termination date of Executive’s employment hereunder for whatever reason, Executive shall not directly or indirectly solicit for employment or for independent contractor work from any executive of the Bank or the Parent, and shall not encourage any such executive to leave the employment of Bank or the Parent.

5.3. Non-Solicitation of Customers. During the one (1) year period following the termination date of Executive employment hereunder for whatever reason, Executive shall not directly or indirectly: (a) solicit business from any customers of the Bank or the Parent; (b) encourage any customers to stop using the facilities or services of the Bank or the Parent; or (c) encourage any customers to use the facilities or services of any competitor of the Bank or the Parent.

5.4. Bank to Benefit from Provisions. To the extent any provisions of this Article 5 relate in any way to Confidential Information and trade secrets of the Bank or the Parent, then the obligations of Executive set forth herein shall also extend to the Bank or the Parent and inure to its/their benefit.

6.            ARTICLE 6 - BANK'S OWNERSHIP OF EXECUTIVE'S WORK.

6.1. Bank's Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive's employment with the Bank, either alone or jointly with others, or relating to the Bank, the Parent or to the banking industry ("Bank's Work"), and any written record that Executive may maintain of Bank's Work, shall be owned exclusively by the Bank. Executive hereby assigns to the Bank, all of Executive's right, title, and interest, if any, in such intellectual property defined as Bank's Work. Executive shall furnish to the Bank any and all such records pertaining to Bank's Work, immediately upon request. Notwithstanding anything in this Section 6.1 to the contrary, any inventions, discoveries, improvements, trade secrets, formulas, techniques, processes and know-how conceived or developed by Executive solely as part of his providing Volunteer Services (as defined in Section 2.5, above) shall not be considered Bank Work.

6.2. Return of Bank's Property and Materials. Upon termination of his employment with the Bank, Executive shall deliver to the Bank all the Bank property and materials that are in Executive's possession or control, including Bank's Work, within five (5) calendar days after termination.

6.3. Bank to Benefit from Provisions. To the extent any provisions of this Article 6 relate in any way to information, property, rights, projects, ventures, or inventions of the Bank or the Parent, then the obligations of Executive set forth in this Article 6 shall also extend to the Bank and the Parent and inure to their benefit.

7.             ARTICLE 7- MISCELLANEOUS.

7.1. Parent as a Party. The Parent is a party to this Agreement solely for purposes of effecting the grant of the Options contemplated in Section 3, hereof and as otherwise provided herein. The Parent shall have no liability or obligation to Executive with respect to the Bank's performance or non-performance of any of its obligations under this Agreement but the benefits of this Agreement to the Bank shall inure to the benefit of Parent.

7.2. Injunctive Relief. Executive hereby acknowledges and agrees that it would be difficult to fully compensate the Bank for damages for a breach or threatened breach of any of the provisions of Sections 5 or 6 hereof.  Accordingly, Executive specifically agrees that the Bank shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5 or 6 hereof, and that such relief may be granted without the necessity of proving actual damages. The foregoing provision with respect to injunctive relief shall not, however, prohibit the Bank from pursuing any other rights or remedies available to the Bank for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive or any third parties.

7.3. Authorized Representative of the Bank. Although Executive is an officer of the Bank, any and all actions and decisions to be taken or made by the Bank under this Agreement or with respect to the employment relationship described in this Agreement, and any and all consents, approvals and agreements permitted or required to be given or made on the part of the Bank under this Agreement, shall be made and accomplished by the Bank only through the actions taken, in writing, of its Chief Financial Officer or such other person or persons as the Board of Directors may from time to time designate.

7.4. Indemnification. The Bank and Executive agree to maintain in place at all times during the Term and Renewal Term(s), under this Agreement, an Indemnification Agreement (the "Indemnification Agreement") with terms substantially the same as the indemnification agreement attached hereto as Exhibit B.  The parties agree that an Indemnification Agreement is in full force and effect as of the Effective Date of this Agreement. Said Indemnification Agreement may be modified with the mutual consent of the parties without requiring any modification of this Agreement.  Any payments made to Executive pursuant to The Indemnification Agreement are subject to and conditioned upon compliance with any and all regulations of the Federal Government or the State of California and all benefits and privileges to which Executive is otherwise entitled by law or pursuant to the Bylaws of the Bank.

7.5. Tax Advice. Executive represents and warrants to the Bank that he has sought and received independent professional advice concerning the treatment of the transactions contemplated by this Agreement under the Code, the rules and regulations promulgated thereunder by the Internal Revenue Service (the "IRS"), and the income tax laws of any other applicable taxing jurisdictions, and that he is not relying upon any representation, warranty or other statement made by the Bank or the Parent, their counsel or anyone acting on behalf of the Bank or the Parent with respect to such treatment or the structuring of the compensation payable under this Agreement as assuring any particular income tax treatment. Executive understands and agrees that neither the Bank nor the Parent, nor their counsel nor anyone acting on behalf of the Bank has made or is making any representation, warrant or other statement with respect to such income tax treatment.

7.6. Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed received (i) when personally delivered, or, (ii) if mailed, one (1) week after having been placed in the United States mail, registered, or certified, postage prepaid, addressed to the party for whom it is directed at the address listed below or (iii) if sent by facsimile, email or other form of electronic transmission, one (1) business day after the notice is transmitted to the facsimile number, email address or other address specified on the signature page of this Agreement, and the transmitting party either receives confirmation of transmission or does not receive notice of non-delivery.

7.7. Entire Agreement. This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties. This Agreement supersedes and rescinds any and all prior oral and written agreements, understandings, negotiations, and discussions relating to the employment of Executive by the Bank. This Agreement may not be modified, supplemented or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive.

7.8. Amendment. This Agreement may be amended only in writing duly executed by all of the parties hereto. Notwithstanding anything in this Agreement to the contrary, any amendment to Section 3.4 of this Agreement shall be made in compliance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

7.9. Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, in the event of any termination of this Agreement, the rights and obligations of the parties under Sections 3.4, 3.9, 3.11, and Articles 4, 5, 6, and 7 hereof shall survive such termination and shall continue in full for and effect until fully performed.

7.10. Waivers. All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to limit or exclude any other rights or remedies which the parties hereto may have. No party hereto shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party.  No delay or omission on the part of any party hereto in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

7.11. Successors and Assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Bank, the Parent, its/their successors and assigns, and upon Executive and Executive's heirs, executors, administrators and legal representatives. No party to this Agreement may delegate its or their duties hereunder without the prior written consent of the other party to this Agreement.

7.12. Governing Law . This Agreement is entered into in the State of California, and California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

7.13. Severability.  If any provision of this Agreement or the application thereof to any purpose or circumstance shall be invalid or unenforceable to any extent, it shall be adjusted, if possible, rather than voided, in order to achieve the intent of the parties. In any event, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.14.  Regulators & Regulations.  The parties hereto acknowledge that the Bank and the Parent are regulated by one or more "Regulators" which are agencies and/or departments of the United States of America and/or the State of California including, but not limited to, the Board of Governors of the Federal Reserve, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation, the U.S. Treasury, and the California Secretary of State.   Said Regulators may have the authority to invalidate or limit the provisions of this Agreement.   Furthermore, as of the date of execution hereof, the Bank and the Parent are participating in the U.S. Treasury's "Troubled Asset Relief Program" (TARP) and, therefore, are subject to the TARP Regulations which limit compensation and benefits which may be paid to certain employees of the Parent and/or the Bank.   The TARP Regulations which are currently in place or which may be amended or enacted by these agencies or departments in the future are generally beyond the control of the Bank and the Parent.  Some of the provisions of this Agreement may currently be, or may become in the future, in violation of one or more of these TARP Regulations.

7.15.  Compensation Policy.  The Bank has adopted a "Compensation Policy" which is attached hereto as Exhibit C and is incorporated herein by this reference.    Executive hereby acknowledges receipt of said policy.   It is agreed that in the event the terms of this Agreement conflict with said Compensation Policy, the terms of the Compensation Policy will apply.

7.16.  Address for Notices.   The following addresses shall be used for notices until such time as they are changed by written notice from the applicable party:

Address for Notice for the Bank and the Parent:
Community West Bank
445 Pine Street
Goleta, California 93317
Attention: Robert H. Bartlein,
Chairman of the Board

Telephone: (805) 683-4944
Facsimile: (805) 692-2897

Address for Executive:
Martin E. Plourd
28750 Lexington Road
Temecula, California  92591
Telephone: (951) 587-9287

8.             RECEIPT OF AGREEMENT. Each of the parties hereto acknowledges that they have read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

9.             COUNTER PARTS AND FACSIMILE. This Agreement including the Exhibits hereto may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all the parties, notwithstanding all of the parties may not be signatory to the original of the same counterpart.  A facsimile transmitted signature shall be regarded as an original signature for purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Confidentiality Agreement to be executed as of the Effective Date set forth above.

ACCEPTED AND AGREED:

EXECUTIVE

Martin E. Plourd

COMMUNITY WEST BANK, National Association

By:
Name: Robert H. Bartlein
Title: Chairman of the Board of Directors

COMMUNITY WEST BANCSHARES, a California corporation

By:
Name: Robert H. Bartlein
Title: Vice Chairman of the Board of Directors

EXHIBIT A – Beneficiaries

EXHIBIT B

COMMUNITY WEST BANCSHARES
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made as of the __ day of ________, 2011 by and between COMMUNITY WEST BANCSHARES, a California corporation (“Company”), and MARTIN E. PLOURD (“Indemnitee”), a director or officer of the Company with reference to the following facts:

A.           The Company and the Indemnitee recognize that interpretations of ambiguous statutes, regulations, court opinions and the Company’s Articles of Incorporation and Bylaws, are too uncertain to provide the Company’s officers and directors with adequate or reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties in good faith for the Company;

B.           The Company and the Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate officers and directors in connection with their activities in such capacities and by reason of their status as such;

C.           The Company and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most officers and directors of the Company;

D.           The Company and the Indemnitee recognize that legal risks and potential officer or director liabilities, or the threat thereof, and the resultant substantial time and expense endured in defending against such lawsuit, bear no reasonable logical relationship to the amount of compensation received by the Company’s officers or directors.  These factors pose a significant deterrent to, and induce increased reluctance on the part of, experienced and capable individuals to serve as officers or directors of the Company;

E.           The Company has investigated the availability and deficiency of liability insurance to provide its officers and directors with adequate protection against the foregoing legal risks and potential liabilities.  The Company has concluded that such insurance provides only limited protection to its officers and directors, and that it is in the best interests of the Company and its shareholders to contract with its officers and directors, including the Indemnitee, to indemnify them to the fullest extent permitted by law against personal liability for actions taken in the good faith performance of their duties to the Company;

F.            Section 317 of the General Corporation Law of the State of California, which sets forth certain provisions relating to mandatory and permissive indemnification of officers and director of a California corporation by such corporation, requires indemnification in certain circumstances, permits it in other circumstances and prohibits it in some circumstances;

G.            The Board of Directors of the Company has determined, after due consideration and investigation of this Agreement and various other options available in lieu hereof, that the following Agreement is reasonable, prudent and necessary to promote and ensure the best interest of the Company and its shareholders in that Agreement is intended to: (1) induce and encourage highly experienced and capable persons such as the Indemnitee to serve as officers and/or directors of the Company; (2) encourage such persons to resist what they consider unjustifiable suits and claims made against them in connection with the good faith performance of their duties to the Company, secure in knowledge that certain expenses, costs and liabilities incurred by them in their defense of such litigation will be borne by the Company and that they will receive the maximum protection against such risks and liabilities as legally may be made available to them; and (3) encourage officers and directors to exercise their best business judgment regarding matters which come before the Board of Directors without undue concern for the risk that claims may be made against them on account thereof; and

H.            The Company desires to have the Indemnitee continue to serve as an officer or director of the Company free from concern for unpredictable, inappropriate or unreasonable legal risk and personal liabilities by reason of Indemnitee acting in good faith in the performance of Indemnities’ duty to the Company.  The Indemnitee desires to continue to serve as an officer or director of the Company, provided, and on the express condition, that he is furnished with the indemnity set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and based on the premises set forth above, the Company and Indemnitee do hereby agree as follows:

1.             Definitions.  For the purposes of this Agreement, the following definitions shall apply:

(a)           The term “Agent” shall mean any person who is or was acting in his/her capacity as a director or officer of the Company, or is or was serving as a director, officer, employee or agent of any other enterprise at the request of the Company, and whether or not Indemnitee is serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(b)           The term “Applicable Standard” means that a person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company; except that in a criminal proceeding, such person must also have had no reasonable cause to believe that such person’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create any presumption, or establish, that the person did not meet the “Applicable Standard”.

(c)           The term “Expenses” includes, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, court costs, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under law or Paragraph 7 of this Agreement.  “Expenses” shall not include the amount of any judgment, fines or penalties actually levied against Indemnitee or amounts paid in settlement of a Proceeding by or on behalf of Indemnitee without court approval.

(d)           “Independent Legal Counsel” shall include any firm of attorneys selected by lot by the regular outside counsel for the Company from a list of firms which meet minimum size criteria and other reasonable criteria established by the Board of Directors of the Company, so long as such firm has not represented the Company, Indemnitee or any entity controlled by Indemnitee within the preceding 24 calendar months.

(e)           References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefits plan; references to “serving at the request of the Company” shall include any service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acts in good faith and in a manner he/she reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(f)           The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise (other than as plaintiff against the Company), by reason of the fact that Indemnitee is or was an Agent of the Company or by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as such Agent.

2.             Agreement to Serve.           Indemnitee agrees to serve or continue to serve as a director and/or officer of the Company at the will of the Company or in accordance with the terms of any agreement with the Company, as the case may be, for so long as Indemnitee is duly elected or appointed, or until such time as Indemnitee tenders Indemnitee’s resignation in writing or Indemnitee’s service is terminated.

3.             Indemnity in Third Party Proceedings.  The Company shall indemnify Indemnitee if Indemnitee is made a party to or threatened to be made a party to, or otherwise involved in, any Proceeding (other than a Proceeding which is an action by or in the right of the Company to procure a judgment in its favor), by reason of the fact that Indemnitee is or was an Agent of the Company.  This indemnity shall apply, and be limited, to and against all Expenses, judgments, fines, penalties, settlements, and other amounts, actually and reasonably incurred by Indemnitee in connection with the defense or settlement of the Proceeding, so long as it is determined pursuant to Paragraph 7 of this Agreement or by the court before which such action was brought, that Indemnitee met the Applicable Standard.

4.             Indemnity in Proceeding By or In the Name of the Company.  The Company hall indemnify Indemnitee if Indemnitee is made a party to, or threatened to be made a party to, or otherwise involved in, any Proceeding which is an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was an Agent of the Company.  This indemnity shall apply, and be limited, to and against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if: (a) Indemnitee met the Applicable Standard (except that the Indemnitee’s belief regarding the best interests of the Company need not have been reasonable); (b) Indemnitee also acted in a manner Indemnitee believed to be in the best interests of the Company’s shareholders; and (c) the action is not settled or otherwise disposed of without court approval.  No indemnification shall be made under this Paragraph 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company in the performance of such person’s duty or the Company, unless, and only to the extent that, the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for the expenses which such court shall determine.

5.             Expenses of Successful Indemnitee.  Notwithstanding any other provision of this Agreement, to the extent the Indemnitee has been successful on the merits in defense of any Proceeding referred to in Paragraphs 3 or 4 hereof, or in defense of any claim, issue or matter therein, including the dismissal of an action or portion thereof without prejudice, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred in connection therewith.

6.             Advances of Expenses.  The Expenses incurred by Indemnitee in any Proceeding shall be advanced by the Company prior to the final disposition of such proceeding at the written request of Indemnitee, but only if Indemnitee shall undertake to repay such advances if it is ultimately determined that the Indemnitee is not entitled to indemnification as provided for in this Agreement.  Any advance required hereunder shall be deemed to have been approved by the determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor.  However, in the Proceeding brought by the Company directly, in its own right (as distinguished from an action brought derivatively or by any receiver or trustee), the Company shall have discretion whether or not to make the advances called for hereby if Independent Legal Counsel advises in writing that the Company has probable cause to believe, and the Company does believe, that Indemnitee did not act in good faith with regard to the subject matter of the Proceeding or a material portion thereof.

7.             Right of Indemnitee to Indemnification Upon Application: Procedure Upon Application.   Any advance under Paragraphs 5 and/or 6 hereof or indemnification shall be made no later than 45 days after receipt of a written request of Indemnitee in accordance with paragraph 11 hereof.  In all other cases, indemnification shall be made by the Company only if authorized in the specific case, upon a determination that indemnification of the Agent is proper under the circumstances and the terms of this Agreement by: (a) a majority vote of a quorum of the Board of Directors (or a duly constituted committee thereof), consisting of directors who are not parties to such Proceeding; (b) approval of the shareholders (as defined in Section 153 of the California Corporations Code, as that Section reads at present), with the Indemnitee’s shares not being entitled to vote thereon; (c) the court in which such Proceeding is or was pending upon application made by the Company, the Indemnitee or any person rendering services in connection with Indemnitee’s defense, whether or not the Company opposes such application; or (d) to the extent permitted by law, by independent Legal Counsel in a written opinion.

The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction.  The burden of proving that indemnification or advances are not appropriate shall be on the Company.  Neither the failure of the Company (including its Board of Directors, Independent Legal Counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or advances are proper in the circumstances because Indemnitee has met the Applicable Standard of Conduct, nor an actual determination by the Company (including its Board of Directors or Independent Legal Counsel) that Indemnitee has not met such Applicable Standard of Conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the Applicable Standard of Conduct.  Indemnitee’s Expenses incurred in connection with successfully establishing Indemnitee’s right to indemnification or advances, only an equitably allocated portion of such Expenses, a determined by the court, shall be indemnified.

If Indemnitee is entitled under any provision of this Agreement or indemnification by the Company, for some or a portion of the Expenses, judgments, fines or penalties actually and reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion (determined on an equitable basis) of such Expenses, judgments, fines or penalties to which Indemnitee is entitled.

8.             Indemnification Hereunder Not Exclusive.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Articles of Incorporation, the Bylaws, any agreement, any vote of shareholders or disinterested directors, the General Corporation Law of the State of California, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office.  The indemnification under this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

9.             Limitations.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

(a)           for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, provided, however, that the Company shall remain liable for any payments required by this Agreement in excess of the amount of payment under such insurance.

(b)           for which the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement;

(c)           for an accounting of profits made from the purchase or sale by the Agent of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

(d)           for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

(e)           for acts or omissions that the Indemnitee believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the Indemnitee;

(f)           for any transaction from which the Indemnitee derived an improper personal benefit;

(g)           for acts or omissions that show a reckless disregard for the Indemnitee’s duty to the Company or its shareholders in circumstances in which the Indemnitee was aware, or should have been aware, in the ordinary course of performing Indemnitee’s duties, of a risk of serious injury to the Company or its shareholders;

(h)           for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Indemnitee’s duty to the Company or its shareholders;

(i)           under Section 310 of the General Corporation Law of the State of California, as that Section reads at present; or

(j)           under Section 316 of the General Corporation Law of the State of California, as that Section reads at present.

10.           Savings Clause.  If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee as to Expenses, judgments, fines and penalties with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement by any other applicable law.

11.           Notices.  Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give to the Company notice in writing within thirty (30) days after Indemnitee becomes aware of any claim made against Indemnitee for which Indemnitee believes, or should reasonably believe, indemnification will or could be sought under this Agreement.  Notice to the Company shall be directed to the Company’s main office, Attention: President (or such other address as the Company shall designate in writing to Indemnitee).  Failure to so notify the Company shall not relieve the Company of any liability which it may have to Indemnitee otherwise than under this Agreement.

All notices, requests, demands and other communications (collectively “notices”) provided for under this Agreement shall be in writing (including communications by telephone or telecommunication facilities providing facsimile transmission) and mailed (postage prepaid and return receipt requested), telegraphed, telexed, transmitted or personally served to each party at the address set forth at the end of this Agreement or at such other address as any party affected may designate in a written notice to the other parties in compliance with this section.  All such notices shall be effective when received; provided, however, receipt shall be deemed to be effective within three (3) business days of any properly addressed notice having been deposited in the mail, within twenty-four (24) hours from the time electronic transmission was made, or upon actual receipt of electronic delivery, whichever occurs first.

No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Company’s consent, which consent shall not be unreasonable withheld.

12.           Choice of Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, including applicable statutes of limitations and other procedural statutes.

13.           Attorneys’ Fees.  If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to the amounts to which the prevailing party may be entitled, actual attorneys’ fees and court costs as may be awarded by the court.

14.           Amendments.  Provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only by the written consent of all parties.

15.           Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement to any persons other than the parties to it and their respective successors and assigns (including an estate of Indemnitee), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party hereto.  Furthermore, no provision of this Agreement shall give any third persons any right of subrogation or action against any party hereto.

16.           Severability.  If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transaction contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

17.           Successors and Assigns.  All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties, may not be assigned or delegated by any party without the prior written consent of the other parties.

18.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.           Entire Agreement.  Except as provided in Paragraph 8 hereof, this Agreement represents and contains the entire agreement and understanding between and among the parties, and all previous statements or understandings, whether express or implied, oral or written, relating to the subject matter hereof are fully and completely extinguished and superseded by this Agreement.  This Agreement shall not be altered or varied except by a writing duly signed by all of the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMMUNITY WEST BANCSHARES
445 Pine Avenue
Goleta, California 93117

By:
William Peeples

Its:
Chairman of the Board

Indemnitee:

Martin E. Plourd

Address:	c/o Community West Bancshares

EXHIBIT C

Compensation Policy

Community West Bank makes every effort to fairly compensate our employees for the contributions and value for the work provided, it is our intention to compensate positions based on the skills, knowledge and abilities required of a fully competent incumbent at current market value based upon objective and nondiscriminatory bench market data consistent with our industry, region, location and specific survey data obtained and approved by the companies Compensation Committee and Board of Directors to maintain equity and parity within our companies marketplace. Community West Bank is committed to maintaining a compensation system that is flexible enough to respond to economic shifts and also to ensure that the company is able to recruit and retain a highly qualified workforce, while providing the structure necessary to effectively manage an overall compensation program for the company. Compensation for the company will be reviewed annually to continue to evaluate external equity relative to the job market comparable to the company, other financial institutions and the local economic conditions. Further, evaluation will be reviewed annually for internal equity relative to benchmark surveys the company participates, promotional activities and internal movement to ensure appropriate accountability of one job to another.

Executive Compensation

The Compensation Committee will meet, review and approve compensation, incentives and bonuses for all Senior Executive Office (SEO) level employees.

• The Company has required that SEO bonuses and incentive compensation be subject to recovery or "clawback" by the Company if the payments Were based on materially Inaccurate financial statements or any other materially inaccurate performance metric criteria;

• The Company has prohibited any golden parachute payment to a SEO;

• The Company has prohibited the payment of any bonus or other incentive compensation to the Company's "most highly compensated employee", other than long-term, restricted stock that (i) does not fully vest during the period in which any obligation arising under TARP remains outstanding; (ii) has a value in an amount that is not greater that 1/3 of the total amount of annual compensation of the employee receiving the stock; and (iii) is subject to such other terms and conditions as Treasury may determine;

• Prohibit all "golden parachute payments" or severance payments, to a SEO or any of the next five most highly-compensated employees during the period any obligation of the Company under TARP remains outstanding. NOTE: it is important to note that the definition of "golden parachute" payment in the executive rules if EESA is more expansive that the definition found in Internal Revenue Code Section 280G. The term "golden parachute payment" under EESA includes any payment to a SEO upon departure from the Company for any reason, except for payments for services performed or benefits accrued. Prohibited the payment of any bonus or other incentive compensation to the Company's" most highly compensated employee," other than long-term, restricted stock that (i) does not fully vest during the period in which any obligation arising under TARP remains outstanding; (ii) has a value in an amount that is not greater than 1/3 of the total amount of annual compensation of the employee receiving the stock; and (iii) is subject to such other terms and conditions as Treasury may determine,

Other
Other considerations for employee compensation, bonuses and incentives will be determined and considered by the Compensation Committee and approved by the Board of Directors.

Adopted by the Community West Bank Board of Directors on April 27, 2009.